Exhibit 10.38

EXECUTION COPY

L Curve Sub Inc.

c/o Wengen Alberta, Limited Partnership

9 West 57th Street, Suite 4200

New York, New York 1001

August 16, 2007

Douglas L. Becker

[    ]

[    ]

Dear Doug:

As you are aware, Laureate Education, Inc., a Maryland corporation (the ‘‘Company”) entered into an Amended and Restated Agreement and Plan of Merger dated as of June 3, 2007 (as further amended, supplemented, restated or otherwise modified from time to time (the “Merger Agreement”) among the Company, Wengen Alberta, Limited Partnership, an Alberta Canada limited partnership (‘Parent”), and L Curve Sub Inc., a Maryland corporation (‘‘L Curve’’), which agreement provides for the sale of the Company to Parent and for L Curve to merge with and into the Company, with the Company to be the surviving corporation of such merger (the ‘‘Transaction’’). You and L Curve each hereby acknowledge and agree that, effective as of the closing of the Transaction, all obligations of L Curve under this letter agreement shall become the obligations of the Company, and therefore the Company shall be bound by all obligations of the Company set forth in this letter agreement

In connection with the Transaction, you have agreed that, as of the closing date of the Transaction (the “Closing Date’’), the options to purchase shares of common stock of the Company (the “Old Options’’) and performance share units (the “Performance Shares’’) that you currently hold, a schedule of which is set forth on Exhibit A hereto, shall be cancelled in exchange for the Company establishing an unfunded, nonqualified deferred compensation arrangement (such arrangement, the ‘‘DCP Account”). This letter agreement sets forth the terms and conditions pursuant to which the DCP Account is payable. All capitalized terms not defined in this letter agreement are defined on Exhibit B attached hereto.

1. Establishment of DCP Account: Effect of IPO on DCP Account.

(a)               On the Closing Date, following the cancellation of the Old Options and Performance Shares, the Company agrees to credit the DCP Account with a number of phantom shares of common stock of the Company (the ‘‘Phantom Shares’’) equal to the quotient of (x) the sum of the aggregate cash payment that would have otherwise been payable on a cash out of the Old Options at their in-the-money value and the Performance Shares based on a $60.50 per share price on a pre-tax basis (which in the aggregate is anticipated to be approximately $78,116,588), divided by (y) the value of one share of common stock of the Company as it exists immediately after the closing of the Transaction (which for the avoidance of doubt will equal $4.59) (the ‘‘Deal Price’’). The initial number of Phantom Shares is thus anticipated to be 17,018,865.

(b)           The number of Phantom Shares or IPO Phantom Shares in the DCP Account will be reduced over time based on the provisions contained in paragraphs 3 and 5 below and consistent with the definition of DCP Account Balance.

(c)            Notwithstanding the foregoing, upon the occurrence of an IPO (the “IPO Date’’), the Phantom Shares credited to the DCP Account at such time shall be converted into a number of new phantom shares of common stock of the IPO Corporation (the “IPO Phantom Shares’’) equal to the quotient of (x) the product of (i) the number of Phantom Shares contained in the DCP Account under paragraph 1(a) above (as adjusted pursuant to paragraph 1(b) above and, if applicable, paragraph 10 below), and (ii) the Accreted Deal Price, divided by (y) the per share offering price of the common stock of the IPO Corporation in the IPO.

2.     Vesting. You shall be fully vested at all times in the DCP Account.

3.     Payment Schedule. Except as otherwise provided in this letter agreement, on September 17, 2014 (the “Distribution Event”), you shall be entitled to receive, or commence receiving, payment of the DCP Account Balance (as defined on Exhibit B) as follows:

(A)                           if the DCP Accontt Balance as of the date of the Distribution Event (the “Event Date’’) is less than $50 million, the DCP Account Balance shall be paid out (I) if the Distribution Event occurs prior to an IPO, in a lump sum cash payment upon the Event Date, and (Il) if the Distribution Event occurs after an IPO, in the medium of shares of IPO Stock equal in number to the number of Phantom IPO Shares held in the DCP Account on the Event Date;

(B)                           if the DCP Account Balance as of the Event Date is equal to or greater than $50 million but less than $100 million: (I) $50 million of the DCP Account Balance shall be paid out on the Event Date (x) if the Distribution Event occurs prior to an IPO, in a lump sum cash payment, and (y) if the Distribution Event occurs after an IPO, in shares of IPO Stock equal in number to the quotient of (l) $50 million, divided by (2) the Fair Market Value on the Event Date; and (II) the remaining DCP Account Balance shall be paid out on the first anniversary of the Event Date (x) if such anniversary occurs prior to an IPO, in a lump sum cash payment (which lump sum payment shall include the remaining DCP Account Balance plus interest accruing on the amount remaining in the DCP Account after the payment described in clause (I) hereof at the rate of 5.0% per annum for the period that runs from the Event Date through such first anniversary), and (y) if such anniversary occurs after an IPO, in shares of lPO Stock equal in number to the number of then remaining shares of IPO Phantom Stock held in the DCP Account on such anniversary date; and

(C)                           if the DCP Account Balance as of the Event Date is equal to or greater than $100 million: (I) $50 million of the DCP Account Balance will be paid out on the Event Date as provided for in clause (B)(I) above; (II) $50 million of the DCP Account Balance will be paid on the first anniversary of the Event Date (x) if such first anniversary occurs prior to an IPO, in a lump sum cash payment (which lump sum payment shall include interest accruing on the amount remaining in the DCP Account after the payment described in clause (I) hereof at the rate of 5.0% per annum for the period that runs from the Event Date through such first anniversary (“Post Event Date First Year Interest’’)), and (y) if such first anniversary occurs after an IPO, in shares of IPO Stock equal in number to the quotient of (1) $50 million, divided by (2) the Fair Market Value on such first anniversary; and (III) the remaining DCP Account Balance shall be paid on the second anniversary of the Event Date (x) if such second anniversary occurs prior to an IPO, in a lump sum cash payment (which lump sum payment shall include the remaining DCP Account Balance plus interest accruing on the amount remaining in the DCP Account after the payments described in clauses (I) and (II)hereof at the rate of 5.0% per annum for the period that runs from the first anniversary of the Event Date through such second anniversary), and (y) if such second anniversary occurs after an IPO, in shares of IPO Stock equal in number to the number of then remaining shares of IPO Phantom Stock held in the DCP Account on such second anniversary date.

If you receive a distribution of IPO Stock pursuant to this paragraph 3, any shares of IPO Stock received shall be subject to the Securityholders Agreement and shall be treated thereunder in the same manner as any Series A-1 Interests held by you would be treated with respect to any restrictions on transferability, registration rights and participation in the sale of any equity interests (e.g., tagalong rights and drag along rights).

4.                     Limitation on Payment Schedule. For purposes of this letter agreement, except in the case of a Tax Distribution, any payment of the DCP Account Balance under this letter agreement is subject to delay due to the Financial Health of the Company; provided, however, that in the event all or a portion of the DCP Account Balance cannot be paid to you as a result of the Financial Health of the Company (any such amount otherwise due, the “Delayed Amount’’): (a) the Company shall notify you in writing promptly after it determines that the payment of all or a portion of the DCP Account Balance cannot be paid as a result of this paragraph 4; (b) interest equal to the prime lending rate of JP Morgan Chase (or any successor thereto) on the date of the Distribution Event, as adjusted from time to time, shall begin to accrue on the Delayed Amount otherwise due on such date (and in the event that such delay continues through any subsequent payment date(s) as set forth in paragraph 3 above, interest equal to the prime lending rate of JP Morgan Chase (or any successor thereto) on such subsequent payment date(s), as adjusted from time to time, shall begin to accrue on the Delayed Amount otherwise due on such date(s)), and shall continue to accrue until such time(s) as the Delayed Amount is paid to you in the manner described in clause (c) of this paragraph 4; and (c) any Delayed Amount and accrued interest shall be paid to you within ten (10) business days after the date on which the delay of such payment(s) due to the Financial Health of the Company ceases to exist.

5. Early Tax Distribution. Notwithstanding any other provision of this letter agreement, if it is reasonably determined by Parent, the Company and you (including. but not limited to, a settlement by you of any 409A Tax liability after an audit by the Internal Revenue Service) that the DCP Account is subject to any 409A Tax prior to the date on which you would otherwise be entitled to receive payment of the DCP Account Balance as provided for above, you shall be entitled to receive an immediate distribution of that portion of the DCP Account equal to the excess of (i) the amount of the 409A Tax due, over (ii) the lesser of (x) twenty-five percent (25%) of the amount of the 409A Tax due and (y) your Pro Rata portion of $15 million (any amount so distributed, the “Tax Distribution”).

In the event of a Tax Distribution, such amount will be treated as a “Distribution” for purposes of the calculation of the DCP Account Balance and thus will reduce the amount that shall be subsequently distributed to you from the DCP Account as a result of a Distribution Event as provided under paragraph 3 above.

For the avoidance of doubt, in the event that a Tax Distribution is made before an IPO, such distribution shall be in cash, but if a Tax Distribution is made after an IPO, such distribution shall be in a number of shares of IPO Stock having an aggregate value (based on the Fair Market Value on the date of the Tax Distribution) equal to the amount calculated as the Tax Distribution. Any shares of IPO Stock received as a Tax Distribution shall, subject to applicable securities law limitations, if any, be freely transferable.

6. Liability Paid from General Assets. You acknowledge and agree that the DCP Account shall be a bookkeeping entry that shall not represent a beneficial interest in any assets of the Company or any of its affiliates and that you shall not have any property interest whatsoever in any assets of the Company or any of its affiliates by reason of the existence of any credit balance in the DCP Account. Nothing contained herein and no action taken pursuant to this letter agreement shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any of its affiliates. The obligations of the Company to make payments under this letter agreement shall be contractual only and all such payments shall be made from the general assets of the Company, which are subject to the claims of its general creditors. You, your beneficiary(ies) or person(s) having or claiming a right to payments under this letter agreement shall rely solely on the unfunded and unsecured promise of the Company and nothing herein shall be construed to give you or any such individual any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future.

7. Assignment; Heirs. You further agree and acknowledge that your rights under the DCP Account shall not be subject to anticipation, alienation, sale, assignment, transfer, pledge, encumbrance, attachment, or garnishment by your creditors or your beneficiaries’ creditors, except by will or by the laws of descent and distribution, and any attempted assignment or transfer shall be null and void.  In the event of your death prior to the payment of all or a portion of the DCP Account Balance, remaining payments shall be made to your estate in accordance with the payment schedule set forth in paragraph 3 above. This letter agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and upon you and your heirs, executors, administrators and legal representatives.

8. Entire Agreement; Amendment. Subject to paragraph 14 below, the provisions contained herein constitute the entire agreement between the parties with respect to the subject matter of this letter agreement and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter. Except as set forth in paragraph 15 below, any waiver, alteration, amendment or modification of any provisions of this letter agreement shall not be valid unless in writing and signed by you and the Company.

9. Taxes. All payments made hereunder to you or your beneficiary(ies) shall be subject to the withholding of such amounts by the Company as it reasonably may determine it is required to withhold pursuant to any applicable federal, state, local or foreign law or regulation; provided, further, that in the event that any payments made hereunder to you or your beneficiary(ies) are to be made in shares of IPO Stock, you hereby agree to make arrangements with the Company to satisfy any such tax obligations including, without limitation, by authorizing the Company to withhold from any cash compensation amoumts otherwise due to you the amount of such tax obligations. You acknowledge and agree that you shall be solely liable for any taxes (including any interest or penalties) that you incur as a result of the DCP Account.

Notwithstanding any other provision of this letter agreement, the establishment and operation of the DCP Account is intended to comply with Code Section 409A and the regulations thereunder (including the “transition rules” described, in part, in IRS Notices 2005-1 and 2006-79) and shall at all times be interpreted in accordance with such intent such that amounts credited to the DCP Account shall not be taxable to you until such amounts are paid to you in accordance with the terms of this letter agreement. In furtherance thereof, no payments from the DCP Account may be accelerated under the DCP Account other than to the extent permitted under Code Section 409A and the regulations thereunder.

10.    Recapitalizations, Exchanges, Etc. Affecting Phantom Shares.  If, at any time, the number of outstanding shares of the Company or the IPO Corporation, as applicable, is changed by reason of a combination, a recapitalization (including a recapitalization effected by merger, consolidation or otherwise), a reclassification, a stock split, a stock dividend or other comparable event (including by merger, consolidation or otherwise), the terms of this letter agreement shall, in the good faith discretion of the Board, be appropriately modified to the extent the Board deems necessary, as to the number of Phantom Shares, number of lPO Phantom Shares, and/or the amount of the Deal Price and/or Accreted Deal Price, as applicable, in order to account for the increase or decrease in the number of outstanding shares of the Company or IPO Corporation, as applicable, that may occur as a result of any such event.

11.     Governing Laws: Arbitration.

(a)            This Plan shall be construed in accordance with and governed by the laws of the State of Maryland, except as preempted by federal law.

(b)            In the event of any controversy among the parties hereto arising out of, or relating to, this letter agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Baltimore, Maryland metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.

12. Termination of Letter Agreement. Notwithstanding anything set forth in this letter agreement, in the event that the Merger Agreement terminates prior to the Effective Time (as defined in the Merger Agreement), this letter agreement shall also terminate and be of no force and effect as of the date of such termination.

13. Counterparts. This letter agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

14.     Section 409A Amendment. It is intended that any income or payments to you provided pursuant to this letter agreement (any such income or payments being referred to as “Payments’’) will not be subject to a 409A Tax. The provisions of this letter agreement will be interpreted and construed in favor of complying with any applicable requirements of Code Section 409A necessary in order to avoid the imposition of a 409A Tax. The Company and you agree to use its and your reasonable best efforts to cooperate to promptly amend (including, to the extent permitted, retroactively) this letter agreement (a) in order to comply with Code Section 409A to the extent it is reasonably determined by you and the Company that such amendment is required, including amending it to facilitate your ability to avoid the imposition of, or reduce the amount of, any 409A Tax, and (b) effect the terms of payment agreed to or specified under the Schedule, no later than December 31, 2007 (or (i) if the current “transition period” under applicable Code Section 409A guidance or regulations is extended, then no later than the last date of any such applicable extension or amendment, as applicable or (ii) if amendment is otherwise permitted under applicable Code Section 409A guidance, then until such date as permitted under such applicable Code Section 409A guidance); provided, however, that in no event shall any such amendment be effected if the terms of such amendment would, or would reasonably be expected to, result in a violation of any covenant of any Credit Facility. The Company and you shall diligently cooperate to provide full effect to this provision and the consent to any amendment described in the preceding sentence shall not be unreasonably withheld, conditioned or delayed by either party.

15.                    Termination on Change of Control. The Company shall terminate this letter agreement and liquidate all amounts payable under this letter agreement in a lump sum immediately upon a Change of Control in a manner that otherwise complies with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B); provided that such termination and liquidation shall only be effected if either (i) the Credit Facility will not remain outstanding following such Change of Control, or (ii) the Credit Facility will remain outstanding following the Change of Control, but does not prohibit the termination and liquidation otherwise contemplated by this paragraph 15.

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IN WITNESS WHEREOF, this letter agreement has been executed and delivered by the parties hereto.

L CURVE SUB INC.

By:	/s/ [ILLEGIBLE]
Its:

LAUREATE EDUCATION, INC.

By:	/s/ Robert W. Zentz
Its: Sr. Vice President and Secretary

/s/ Douglas L. Becker
Douglas L. Becker

[DCP Signature page]

Exhibit A

Old Options

Form of Option	Expiration of Option	Plan	Date of Grant	Exercise Price	Shares subject to Option
NQ	2/23/2008	1996	2/23/1998	28.6700	52,327
NQ	9/20/2012	2005	9/20/2005	46.3700	150,000
NQ	5/22/2008	1998	5/22/1998	31.2500	100,000
NQ	12/14/2011	1998	12/14/2001	19.4300	100,000
NQ	12/1/2009	1998	12/1/1999	3.5900	273,577
NQ	12/1/2009	1996	12/1/1999	3.5900	332,106
NQ	1/27/2008	1996	1/27/1998	24.3300	630,000
				Total	1,638,010

Performance Shares (restricted stock units)

Vesting Date	Vesting Date	Date of Grant	Shares subject to Award
12/31/2009	1998	1/1/2004	166,000

Exhibit B

Definitions

“409A Tax” shall mean tax, interest and/or penalties under Code Section 409A.

“Accreted Deal Price” shall mean the Deal Price increased at an annual rate of 5.0% for each twelve-month period following the Closing Date (apportioned for any partial 12-month period).

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall mean (a) the first to occur of any of the following: (i) the sale of all or substantially all of the assets of Parent or the Company, as applicable, to a person (or group of persons acting in concert) or (ii) a sale by Parent, any Investor or any of their respective affiliates, to a person (or group of persons acting in concert) that results in more than 50% of the equity interests of Parent or of the Company, as applicable, being held by a person (or group of persons acting in concert), which may include any Investor or any of their respective affiliates; provided, however, that in no event shall any relationship among any Investors (as defined below) created by the occurrence of the Transaction be deemed to, de facto, create a “group” for purposes of this clause (a); and (b) in the case of the occurrence of an event identified in clause (a); also results in any person (or group of persons acting in concert) that acquired more than 50% of the equity interests of Parent or the Company, as applicable, having the ability to appoint a majority of the applicable board of directors. If guidance issued by the Internal Revenue Service or the U.S. Treasury Department after the date of this letter agreement would cause an event with respect to Parent described in clause (a) of the preceding sentence to fail to be a permissible payment event (as described in Treas. Reg. Section 1.409A-3(a) or other guidance issued under Code Section 409A), then the parties hereto shall reasonably work together in good faith to amend this letter agreement in accordance with the provisions of paragraph 8 and 14  of the letter agreement to the extent necessary to cause the “Change of Control” definition set forth above to comply with Code Section 409A and applicable guidance issued thereunder. Any amendment adopted pursuant to the preceding sentence (A) shall be drafted in a manner that preserves the original terms of this letter agreement to the greatest extent reasonably possible, (B) shall not become effective until the latest date allowed for such an amendment under applicable guidance, and (C) shall not cause amounts due under this letter agreement to become subject to any adverse tax consequences under Code Section 409A.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Credit Facility” shall mean the primary credit facility (or similar agreement) of the Company which is outstanding immediately prior to the occurrence of a Change of Control.

“DCP Account Balance” shall mean: (a) prior to the occurrence of an IPO, an amount equal to the product of (i) the number of Phantom Shares credited to the DCP Account and (ii) the lesser of (x) the Accreted Deal Price and (y) the Fair Market Value on the Event Date; and (b) on and after the occurrence of an IPO, an amount equal to the product of (i) the number of IPO Phantom Shares credited to the DCP Account and (ii) the Fair Market Value on the Event Date. Prior to an IPO, each time a Distribution is made from the DCP Account under paragraphs 3 or 5 of the letter agreement, or on any other occasion, the number of Phantom Shares credited to the DCP Account will be reduced by a number of shares equal to the quotient of (x) the dollar amount of such Distribution (such dollar amount shall not include any dollar amount of such Distribution that is paid on account of any Post Event Date First Year Interest) divided by (y) the lesser of the Fair Market Value and the

Accreted Deal Price of a Phantom Share on the date of the Distribution. After an IPO, the number of IPO Phantom Shares credited to the DCP Account will be reduced by a number of shares equal to the quotient of (x) the dollar amount of such Distribution, divided by (y) the Fair Market Value of a share of IPO Stock on the date of the Distribution.

“Fair Market Value” shall mean the fair market value per Phantom Share, as determined by an independent, third-party appraiser, mutually agreeable to you and the Company, following an independent appraisal; provided, however, that on and after an IPO, “Fair Market Value “shall be the average trading price, on the relevant date, of one share of IPO Stock; and provided, further, however, that if a Change of Control occurs following an IPO, for purposes of determining the amount of the DCP Account Balance, the term “Fair Market Value “shall mean the per share amount of the consideration payable in respect of the IPO Stock in the Change of Control.

“Financial Health of the Company” shall mean, generally, that the satisfaction of an obligation with respect to the DCP Account will jeopardize the ability of the Company to continue as a going concern, as determined by the Board reasonably and in good faith after consultation with the Company’s financial advisors (to the extent permitted under (and within the meaning of) Code Section 409A and any published interpretations or other guidance issued or promulgated thereunder).

“Investors’’ shall mean all persons and entities party to the Security holders Agreement (other than Parent and Wengen Investments Limited), dated as of July 11, 2007 as it may be amended from time to time (the “Securityholders Agreement’).

“IPO” shall mean a Public Offering (as defined in the Security holders Agreement) of the Company.

“IPO Corporation” shall have the same meaning as such term is defined in the Securityholders Agreement.

“IPO Stock” shall mean shares of common stock of the IPO Corporation.

“Pro-Rata” shall mean a fraction, the numerator of which is the DCP Account Balance as of the Closing Date, and the denominator of which is the sum of (i) the DCP Account Balance as of the Closing Date and (ii) R. Christopher Hoehn-Saric’s DCP Account Balance (as defined under the deferred compensation account balance plan letter agreement entered into between the Company and R. Christopher Hoehn-Saric, dated August 16, 2007) as of the Closing Date.

“Schedule” shall mean Schedule A-2 to that certain Amended and Restated Interim Investors Agreement dated as of June 3, 2007, and filed with the U.S. Securities Exchange Commission as an attachment to Schedule 13D-A, filed June 8, 2007.